SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 7, 2000

iXL Enterprises, Inc.
(Exact name of registrant specified in Charter)

Delaware (State of Incorporation)	000-26167 (Commission File Number)	58-2234342 (IRS Employer Identification No.)

1600 Peachtree Street
Atlanta, GA 30309
(Address of Principal Executive Offices) (Zip Code)

(404) 279-1000
(Registrant’s Telephone Number)

ITEM 5. OTHER EVENTS.

      On December 7, 2000, the Company executed an amendment (the “Amendment”) to the Credit Agreement (the “Credit Agreement”) dated as of January 7, 2000, among iXL Enterprises, Inc., the lenders party thereto, and The Chase Manhattan Bank, as administrative agent.

      The Amendment effectuates the waiver by the requisite lenders of the Company’s prior default under the Credit Agreement. Among other items, the Amendment amends the Credit Agreement to:

•	restrict the borrowing base to qualified billed accounts receivable from domestic operations

•	permit the sale by the Company of equity interests forming part of the collateral securing iXL’s obligations under the Credit Agreement;

•	reduce the amount of permitted capital expenditures;

•	reduce the required minimum consolidated EBITDA (as defined in the Credit Agreement); and

•	require the Company to maintain a minimum level of liquidity (as further described in the Amendment).

      Additionally, on December 19, 2000, the Company consummated a transaction with ProAct Technologies Corp. (“ProAct”) in which iXL Ventures PHC, Inc., an indirect wholly-owned subsidiary of the Company, issued debt instruments to ProAct in exchange for a cash payment of $20 million, which was in turn transferred by dividend to iXL, Inc., a direct wholly-owned subsidiary of the Company. The debt is secured by and exchangeable for (upon satisfaction of certain conditions) 10 million shares of the common stock of ProAct held by iXL Ventures PHC, Inc. In addition, ProAct obtained call rights with respect to 10 million shares of the common stock of ProAct held by iXL Ventures, L.P. The debt is also secured by a limited recourse guaranty by iXL Ventures, L.P.

ITEM 7. EXHIBITS.

(c) Exhibits.

10.1	Amendment dated as of December 7, 2000 to Credit Agreement dated as of January 7, 2000, among iXL Enterprises, Inc., the lenders party thereto, and The Chase Manhattan Bank, as administrative agent.

10.2	Note Purchase Agreement dated December 19, 2000 by and among ProAct Technologies Corp., iXL Enterprises, Inc., iXL Ventures L.P., and iXL Ventures PHC, Inc., together with related transaction documents.

99.1	Press Release regarding transaction with ProAct Technologies Corp.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iXL Enterprises, Inc.

By:	/s/ Michael J. Casey

Michael J. Casey Executive Vice President and Chief Financial Officer

Dated: December 22, 2000

EXHIBIT INDEX

10.1	Amendment dated as of December 7, 2000 to Credit Agreement dated as of January 7, 2000, among iXL Enterprises, Inc., the lenders party thereto, and The Chase Manhattan Bank, as administrative agent.

10.2	Note Purchase Agreement dated December 19, 2000 by and among ProAct Technologies Corp., iXL Enterprises, Inc., iXL Ventures L.P., and iXL Ventures PHC, Inc., together with related transaction documents.

99.1	Press Release regarding transaction with ProAct Technologies Corp.